TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports Strong Second Quarter Results
on 15% Year-over-Year Revenue Growth

EPS from Continuing Operations of $1.69 Compared to $1.34 a Year Ago

Increases 2007 Expected EPS Range by $0.25
and Free Cash Flow by $50 Million

Board Authorizes Two-for-One Stock Split, 19% Increase to Annualized Dividend Rate
and New Share Repurchase Program

Providence, Rhode Island – July 19, 2007– Textron Inc. (NYSE: TXT) today reported a 26% increase in earnings per share from continuing operations on a 15% revenue increase. The company also raised earnings and cash flow guidance for 2007.

“We experienced another strong quarter of solid revenue growth and improved profitability,” said Textron Chairman, President and CEO Lewis B. Campbell. “Demand for our products and further improvements from our Enterprise Management initiatives continue to drive enhanced results,” Campbell added.

Second quarter 2007 revenue was $3.2 billion, up 15% from last year. Second quarter 2007 income from continuing operations was $1.69 per share, compared to $1.34 in the second quarter of 2006. Including discontinued operations, second quarter 2007 net income was $1.66 per share compared to $0.53 a year ago.

The company’s 2007 second quarter results include a $48 million, or $0.25 per share charge at its Bell segment related to the Armed Reconnaissance Helicopter (“ARH”) program based on plans contained in a non-binding Memorandum of Understanding signed with our customer in the quarter.

Year-to-date manufacturing cash flow from continuing operations was $280 million, resulting in free cash flow of $123 million.

Board Authorizes Stock Split, 19% Increase to Annualized Dividend Rate and New Share Repurchase Program

Textron’s Board of Directors announced that it has approved a stock split, an increase in the common stock dividend and a new share repurchase program.

“These actions by our Board demonstrate confidence in our ability to execute and underscore the company’s commitment to value creation through a balanced strategy of growth and returning cash to the shareholder,” said Campbell.

The Board approved a two-for-one split of its Common Stock shares.  The stock split will be effected through a 100% stock dividend, payable on August 24, 2007 to shareholders of record as of the close of business on August 3, 2007. Textron’s Common Stock will begin trading at the split-adjusted price on August 27, 2007.

In addition, Textron’s Board of Directors has approved a 19% increase in the company's annualized Common Stock dividend rate from $0.775 per share to $0.92 per share, stated on a post-split basis. Related to this action, Textron’s Board of Directors declared a quarterly dividend of $0.23 per common share to holders of record as of the close of business on September 14, 2007.

Furthermore, the Board of Directors has authorized the repurchase of up to 24 million shares of Textron’s Common Stock, stated on a post-split basis. This repurchase program replaces the company’s previous 12 million (pre-split) share repurchase program authorized on January 26, 2006, under which the company repurchased about 10 million (pre-split) shares.

2007 Outlook
(Per-share amounts are stated on a pre-split basis.)

Campbell added, “Given the strength of demand for our innovative products and our progress in execution improvement thus far, we are raising our earnings and cash flow outlook for the year.”

Textron expects full-year 2007 revenues will be up about 12% from last year, while earnings per share from continuing operations are now expected to be between $6.35 and $6.55, $0.25 per share higher than its previous guidance. Third quarter earnings per share from continuing operations are expected to be between $1.45 and $1.55.  The company now expects full-year 2007 free cash flow to be in the range of $550 - $600 million, up $50 million from its previous expectation.

Second Quarter Segment Results

Bell

Bell segment revenues increased $110 million in the second quarter with higher revenues from both its U.S. Government and commercial businesses.  Segment profit decreased $6 million.

U.S. Government revenues increased $70 million, compared with 2006 due to higher net volume and the benefit of acquisitions. The volume increase reflects higher V-22, Armored Security Vehicle (“ASV”) and Intelligent Battlefield Systems volume, partially offset by lower spares and service sales, and lower volume of air launched weapons.

Profit in our U.S. Government business decreased $40 million due to charges recorded for the ARH program and lower V-22 profitability, partially offset by higher ASV profits.

In the second quarter, commercial revenues increased $40 million due to pricing, the benefit of acquisitions and higher volume. The volume increase reflects higher helicopter deliveries, partially offset by lower spares and service volume and lower Huey II kit deliveries.

Commercial profit increased $34 million due to higher pricing, favorable cost performance and lower engineering, research and development expense, partially offset by inflation.

Backlog at Bell Helicopter was $3.6 billion at the end of the second quarter, compared to $2.9 billion at the end of the first quarter.

Cessna

Revenues at Cessna increased $198 million in the second quarter due to higher volume, primarily related to Citation jets, and pricing.  Cessna delivered 95 Citation business jets in the quarter compared to 76 in the second quarter of 2006.

Segment profit increased $47 million due to higher pricing and the impact of the higher volume, partially offset by inflation and increased product development expenses.

Cessna’s backlog increased to $10.4 billion at the end of the second quarter of 2007, compared to $9.0 billion for the last quarter.

Industrial

Industrial segment revenues increased $60 million due to higher volume, favorable foreign exchange and higher pricing, partially offset by the divestiture of non-core product lines.

Profit in the Industrial segment increased $5M due to pricing and cost performance, partially offset by inflation.

Finance

Revenues in the Finance segment increased $47 million related to higher average finance receivables and a gain from the sale of a leveraged lease investment.

Segment profit increased $12 million due to the gain on the leveraged lease sale and higher average finance receivables, partially offset by an increase in the provision for loan losses and lower net interest margin.

Conference Call Information

Textron will host a conference call today, Thursday, July 19, 2007, at 9:00 a.m. Eastern time to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (877) 777-1972 in the U.S. or (651) 291-0900 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, July 19, 2007 by dialing (320) 365-3844; Access Code: 841345.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact  demand  for our products, interest rates and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the ability to control costs and successful implementation of various cost reduction programs; [g] the timing of new product launches and certifications of new aircraft products; [h] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [i] changes in aircraft delivery schedules or cancellation of orders; [j] the impact of changes in tax legislation; [k] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [l] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [m] Textron's ability to realize full value of receivables; [n] the availability and cost of insurance; [o] increases in pension expenses and other post-retirement employee costs; [p] Textron Financial’s ability to maintain portfolio credit quality; [q] Textron Financial’s access to debt financing at competitive rates; [r] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [s] performance of acquisitions; [t] the efficacy of research and development investments to develop new products; [u] the launching of significant new products or programs which could result in unanticipated expenses; and [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and, where applicable, subsequent Quarterly Reports on Form 10-Q.

TEXTRON INC.
Revenues and Income by Business Segment
Three and Six Months Ended June 30, 2007 and July 1, 2006
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

REVENUES
MANUFACTURING:
Bell	$915	$805	$1,854	$1,588
Cessna	1,203	1,005	2,171	1,874
Industrial	878	818	1,725	1,616
	2,996	2,628	5,750	5,078
FINANCE	239	192	449	374
Total revenues	$3,235	$2,820	$6,199	$5,452

PROFIT
MANUFACTURING:
Bell	$59	$65	$150	$134
Cessna	200	153	355	270
Industrial	59	54	119	103
	318	272	624	507
FINANCE	68	56	120	105
Segment profit	386	328	744	612
Corporate expenses and other, net	(66)	(48)	(116)	(97)
Interest expense, net	(23)	(25)	(47)	(47)
Income from continuing operations
before income taxes	297	255	581	468
Income taxes	(82)	(78)	(168)	(133)
Income from continuing operations	215	177	413	335
Discontinued operations, net of income taxes (a)	(5)	(108)	(7)	(98)
Net income	$210	$69	$406	$237
Earnings per share:
Income from continuing operations	$1.69	$1.34	$3.24	$2.53
Discontinued operations, net of income taxes (a)	(0.03)	(0.81)	(0.05)	(0.74)
Net income	$1.66	$0.53	$3.19	$1.79
Average diluted shares outstanding	127,136,000	131,294,000	127,370,000	132,002,000

(a)
The 2007 loss from discontinued operations is primarily related to income taxes.  The 2006 loss from discontinued operations is primarily due to an after-tax impairment charge of $120 million in the Fastening Systems business.

TEXTRON INC.
Condensed Consolidated Balance Sheet
(Unaudited)

(In millions)	June 30, 2007	December 30, 2006
Assets
Cash and cash equivalents	$631	$733
Accounts receivable, net	1,075	964
Inventories	2,518	2,069
Other current assets	510	521
Net property, plant and equipment	1,807	1,773
Other assets	2,526	2,490
Textron Finance assets	9,056	9,000
Total Assets	$18,123	$17,550

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$86	$80
Other current liabilities	3,071	2,914
Other liabilities	2,328	2,329
Long-term debt	1,709	1,720
Textron Finance liabilities	7,996	7,858
Total Liabilities	15,190	14,901

Total Shareholders’ Equity	2,933	2,649
Total Liabilities and Shareholders’ Equity	$18,123	$17,550

TEXTRON INC.
Calculation of Free Cash Flow
Q2 2007
(In millions)
	Second Quarter		Year-to-Date
	2007	2006	2007	2006
Net cash provided by operating activities of continuing operations	$194	$198	$280	$326
Less: capital expenditures	(79)	(72)	(138)	(129)
Plus: proceeds on sale of property, plant and equipment	2	1	3	3
Less: capital expenditures financed through capital leases	(17)	-	(22)	(5)
Free cash flow	$100	$127	$123	$195